UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2018

Star Alliance International Corp.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1757067
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5763 Corsa Avenue Suite 218, Woodland Hill, CA 91362
(Address of principal executive offices)

(310) 571-0020
(Issuer’s telephone number)

_____________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01 Other Events

On October 25, 2018, we entered into a Letter of Intent (the “LOI”) with Troy Mining Corporation, a Nevada corporation (“Troy”). Troy is the owner of 78 gold mining claims consisting of approximately 4,800 acres, located east/southeast of El Portal, California, in Mariposa County. Troy also owns a production processing mill together with related equipment and buildings. Under the LOI, we have reached an agreement to purchase 85% of the outstanding capital stock of Troy for a total purchase price of $500,000 to be paid to its two majority shareholders. Troy is a privately held corporation with 13 minority shareholders. The LOI sets forth proposed terms for our acquisition of the minority holdings by an exchange of shares of our common stock for the remaining shares in Troy. All such further acquisitions will subject to the agreement of the relevant minority shareholders.

Under the LOI, the $500,000 to be paid for 85% of Troy’s stock shall be paid on the following schedule:

•	$50,000 to be paid upon execution of the definitive purchase agreement;
•	$50,000 to be paid within 60 days of the closing of the definitive agreement; and
•	$25,000 per month for the succeeding 16 months

Our acquisition of controlling interest in Troy will be subject to the successful negotiation and execution of a definitive purchase agreement, and will be contingent upon us obtaining financing sufficient to pay the purchase price. In addition, if the acquisition is closed, our ability to pursue continued gold mining operations on Troy’s properties in California will be contingent on securing sufficient debt and/or equity financing arrangements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Letter of Intent with Troy Mining Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Alliance International Corp.

/s/ John Baird
John Baird
Chairman
Date: November 1, 2018

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